Exhibit 10.1

TERMINATION AGREEMENT

Between:	CALGON CARBON CORPORATION, a company under US law, with its registered office at Orange Street 1209, 19810 Wilmington Delaware (US), with Belgian branch named CHEMVIRON CARBON, domiciled office at Parc Industriel de Feluy C, 7181 Seneffe (Feluy) (Belgium), hereinafter referred to as the “Employer”;

and:	Mr C.H.S. MAJOOR, residing at Sparrenlaan 14, 3090 Overijse (Belgium), hereinafter referred to as the “Employee”;

Hereinafter collectively referred to as the “Parties”.

WHEREAS:

The Employee has been employed by the Employer from 1 January 2001 under an employment contract of indefinite duration, signed on 21 December 2000.

By a registered letter dated 19 December 2011, the Employer terminated the Employee’s employment contract by giving notice equal to 18 months, commencing on 1 January 2012.

Pursuant to this termination, discussions between the Parties ensued regarding the duration of the notice period, the gross annual remuneration to determine a corresponding compensation in lieu of notice, the interpretation of the termination clause in the employment contract, the reimbursement of outstanding expenses, the exercise of stock options and restricted shares, any variable salary and bonus due and the departure holiday allowance.

However, the Parties wish to settle by mutual consent the matters in dispute with respect to termination of their employment relationship.

NOW, THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

1.	TERMINATION

The employment contract shall be definitively terminated on 6 January 2012 (the “Termination Date”). This date shall be the Employee’s last working day.

2.	PAYMENTS

2.1	No later than 31 January 2012, the Employer shall pay the Employee the following amounts, in full and final settlement, by way of concession:

•	EUR 733,043.84 gross as compensation in lieu of notice, equal to 29 months salary, after the deduction of social security contributions and taxes;

•	the gross departure vacation allowance (single and double vacation pay), as calculated by the Employer’s payroll agency, after the deduction of social security contributions and taxes.

2.2	In addition, within 20 calendar days after submission of sufficient and appropriate expense reports, documentation and exhibits by the Employee, the Employer will reimburse the Employee’s reasonable and necessary business expenses made in 2011, in accordance and within the limits of the Employer’s existing expense reports’ policies.

2.3	The above payments do not constitute in any way an admission by the Employer that it has violated any law, breached any obligation or acted wrongfully towards the Employee in any way.

2.4	All amounts will be paid by the Employer in EUR to the following bank account:

- Beneficiary name: C.H.S. Majoor

- A/C no:

- Bank:

- IBAN/BIC:

2.5	The Employee confirms and recognises that the gross monthly salary for December 2011 (including a part so-called guaranteed salary) and the year end bonus 2011 has already been paid to him.

3.	BONUS

In addition to the payments as mentioned in Article 2 of this agreement, no later than 31 December 2011, the Employer shall pay the Employee EUR 355,215.26 gross as bonus for the Employee’s important role in M&A transactions in 2011, after the deduction of social security contributions and taxes and, no later than 31 December 2011, in view of the termination on 6 January 2012, EUR 54,490.02 gross as departure vacation allowance (single and double vacation pay) on this bonus amount, after the deduction of social security contributions and taxes.

4.	GROUP INSURANCE

In addition to the payments as mentioned in Article 2 of this agreement, no later than 31 January 2012, the Employer will pay a one-time lump-sum equal to 29 times the monthly employer’s contribution to the group insurance plan (Swiss Life Defined Benefits Plan - Swiss Life Pool Leaderfund (GN 1044/01)).

5.	STOCK OPTIONS AND RESTRICTED SHARES

5.1	The Parties expressly agree that the Employee can exercise the Employer’s vested options in accordance with the provisions in the existing and applicable stock option plans and the applicable stock option agreements. The Parties agree that the Employee can keep and maintain the shares and gains resulted from the exercised vested options.

5.2	Further, the Employee has been advised, understands and acknowledges that any unvested options and any options that were not exercised by the Termination Date (other than the options mentioned in Article 5.1 of the present agreement) are forfeited.

5.3	The Parties expressly agree that the Employee can keep and maintain restricted shares, for which the Employee received the necessary certificates, provided that these are vested on 6 January 2012, in accordance with the provisions in the existing and applicable policies and restricted stock agreements. In this respect, the Employee has been advised, understands, acknowledges and unequivocally agrees that he forfeits all rights to any unvested restricted shares as of the Termination Date.

6.	NON SOLICITATION OBLIGATION

6.1	The Parties agree that the Employee undertakes, for a period of 12 months following the Termination Date, not to persuade, cause or attempt to persuade any employee, distributor or sales representative of the Employer or group company, to terminate his, her or its relationship with the Employer or group company; and/or not to persuade, cause or attempt to persuade any customer or supplier of, or person otherwise doing business with the Employer or group company to terminate his, her or its relationship with the Employer or group company, or take any action liable to result in the impairment of such a relationship or assist, cause or attempt to assist any competitor of the Employer or group company to carry on or develop businesses in the activated carbon industry.

6.2	In the event the Employee breaches this no solicitation obligation, he shall pay the Employer damages equal to two years’ remuneration of the poached employee or sales representative concerned, and otherwise (distributor, customer, supplier or any other person doing business with the Employer or group company) of a an amount equal to EUR 50,000 per breach as damages, plus EUR 5,000 for each day the violation continues after the date of the initial breach, without prejudice to the Employer’s right to claim damages for any actual harm suffered. This compensation represents a reasonable assessment of the damage the Employer would sustain due to violation of this no solicitation obligation.

7.	RESIGNATION OF DIRECTORSHIPS

7.1	No later than 31 December 2011, the Employee (or its permanent representative) shall resign as director and managing director of any group company of the Employer, parent entities, subsidiaries, and affiliates and any other offices possibly held.

7.2	This resignation by the Employee will be done by means of a resignation letter, drafted in the appropriate way, including the provision that the Employee has no claim against any of the companies within the Carbon group and/or its respective corporate bodies and officers, directors, managers, employees and shareholders, from any nature whatsoever. Further, the letter needs to provide that if such claim exists or would exist, the Employee irrevocably waives these claims and discharge any of the companies within the Carbon group and each of their officers, directors, managers, employees and shareholders from any responsibility of any nature in respect thereof.

7.3	Upon receipt of this letter, the Employer, and its affiliates acknowledge that its has no claim against the Employee from any nature whatsoever, except in the case of fraud.

8.	HOSPITALISATION INSURANCE

8.1	The Employee has the right to continue the hospitalisation insurance on an individual basis, in whole or in part.

8.2	Should the Employee wishes to do so, he needs to contact the hospitalisation insurer Delta Lloyd, Fosnylaan 39, 1060 Brussels (MasterCare Hospi GN 1044/4) in writing or by e-mail, within 30 days from the Termination Date.

9.	COMMUNICATION

A communication on the Employer’s letterhead, is appended to the present agreement as Annex I and will be sent out once this agreement has been signed by both Parties.

10.	DOCUMENTS

10.1	Within 30 days following the Termination Date, the Employer shall provide the Employee with the following payroll documents:

•	pay slip(s) with regard to the payments referred to under Article 2 and 3 of the present agreement;

•	C4 form (unemployment certificate);

•	certificate of employment;

•	vacation certificates.

10.2	Within the statutory term, the Employer shall also provide the Employee with all relevant tax documents.

11.	COMPANY PROPERTY

On 31 December 2011, the Employee will return in Feluy any and all property of the Employer in his possession or control, including, without being limited hereto, company car, keys and board documents,

petrol card, laptop, blackberry, data, notes, memoranda and any other documents and records (including computer disks and other computerized files), identification badges, keys, papers, equipment and the like.

12.	NO DISPARAGEMENT

12.1	The Parties agree not to do or say anything to any party (including, without being limited hereto, employees, clients, suppliers, etc.) that could reasonably be expected to disparage the other Party or diminish or impair the goodwill or reputation of that Party and its services.

12.2	Furthermore, the Employee shall refrain from taking any action liable to harm or adversely affect the business of the Employer or group company.

13.	REPRESENTATIONS

13.1	The Parties acknowledge that the present agreement constitutes a settlement within the meaning of article 2044 of the Civil Code.

13.2	The Employee has unequivocally and irrevocably agreed to the amount of compensation in lieu of notice as well as the remuneration and notice period used to determine said compensation, the bonus, the departure holiday pay and the amount paid into the group insurance.

13.3	In return, the Employee agrees to waive all claims against the Employer or any related companies, parent entities, subsidiaries, affiliates and predecessor entities and each of their respective shareholders, directors and officers, that have arisen or which may arise from the signing, execution and termination of the employment contract and/or with regard to any aspect of his directorship(s) or any other contract, including, but not limited to any salary and/or benefits for the period of 1 January 2012 until 6 January 2012 included, arrears, additional compensation in lieu of notice, costs, bonuses, expenses, early retirement and/or occupational pension entitlements, damages, outplacement, legal and/or extra legal holidays, working time reduction days, vacation pay, non-compete compensation existing on the signing date of this agreement and/or no solicitation compensation, interest, any claims relating to taxes, directorship fees, rights or claims under any applicable employment or employment discrimination laws or ordinances, and any or all rights or claims for wrongful or retaliatory discharge, breach of an implied or express employment contract, duties of good faith and fair dealing, detrimental reliance, promissory estoppel, harassment, invasion of privacy, negligence, defamation, outrageous conduct, intentional or negligent infliction of emotional distress, unemployment compensation, any or all rights or claims for wrongful denial of any employee benefits, health or disability benefits, hospitalisation benefits, health care expenses and health care claims and any and all rights or claims for monetary damages or individual equitable relief under any other federal, state, or local statutes, or under common law, or the laws of any country in Asia, the United States or Belgium. The Parties declare that they have no further obligations to one other for any reason whatsoever.

13.4	Further, the Employee agrees to indemnify and hold the Employer, any group companies, its parent entities, subsidiaries, affiliates and predecessor entities and each of their respective shareholders, directors and officers harmless for any and all claims, liability, actions or judgments arising from or threatened as a result of any claim the Employee may have, in whatsoever capacity, against the Employer, any group companies, its parent entities, subsidiaries and affiliates, etc.

13.5	The Employee agrees and acknowledges that any applicable personal taxes on the payments as mentioned in Article 2 and 3 of the present agreement will be borne and paid by him and are his sole responsibility, including any personal taxes related to his expat status. Further, the Employee agrees and acknowledges that if any tax liability arises from the payments as mentioned in Article 2 and 3 of the present agreement and/or from his expat status, he alone will be responsible for paying these amounts and will indemnify the Employer for any amounts of income tax or social security contributions (including any interest and fines) that may be assessed against it. The Employee acknowledges and agrees to include and declare the payments as mentioned in Article 2 and 3 of the present agreement in his tax returns if required under the applicable tax laws.

13.6	Notwithstanding the above, the Employer agrees and acknowledges to remain responsible for the correct management of all expense reports and the relevant documentation relating to costs made by the Employee, in the Employer’s possession. In the event of a tax control/audit, the Employer will be responsible for any tax and financial consequences thereof.

13.7	The Employee represents and warrants that there are no outstanding personal expenses or liabilities incurred in the name of the Employer as of the signing date of this agreement, and that none will be incurred after the signing date of this agreement and that in the event any personal expenses or liabilities are incurred or otherwise arise or become known after the signing date of this agreement, they shall be off-set and deducted by the Employer from the payments as mentioned in Article 2 and 3 of the present agreement or be paid by the Employee to the Employer at the latter’s first request.

13.8	The Employee has been advised, understands, acknowledges and unequivocally and irrevocably agrees that he has no entitlements to and/or under any bonus (plan) and/or any short term or long term incentive (plan), other than the payments as mentioned in Article 2 and 3 of the present agreement. Further, the Employee has been advised, understands and acknowledges that any accrued bonuses and/or incentives are forfeited, other than the payments as mentioned in Article 2 and 3 of the present agreement. Except for the payments as mentioned in Article 2 and 3 of the present agreement, the Employee unequivocally and irrevocably agrees that he cannot initiate any claim against the Employer regarding bonuses and/or short or long term incentives.

13.9	The Parties acknowledge that they have been assisted by counsel in defending their rights and positions with respect to the negotiating, drafting and signing of this agreement. The Parties agree not to invoke any mistake of law or fact with regard to the existence and extent of their rights.

13.10	The Employee acknowledges and agrees that the non compete clause as mentioned in Article 13 of his employment contract or in a bonus and/or stock option plan, is not valid nor enforceable. Therefore, the Employee waives any non-compete compensation or any related claim in this respect.

13.11

Aside from the obligations mentioned in the present agreement, the Employer voluntary waives all claims against the Employee, that have arisen or which may arise from the signing, execution and termination of the employment contract, including, but not limited to damages, reimbursement of alleged undue amounts, compensation for taxes paid by the Employer for or on behalf of the Employee and any or all rights or claims for duties of good faith and fair dealing, detrimental reliance, promissory estoppel, invasion of privacy, negligence, defamation, outrageous conduct, intentional or negligent infliction of emotional distress, harassment and any and all rights or claims for monetary damages or individual equitable relief under any other federal, state, or local statutes, or under common law, or the laws of any country in Asia, the United States or Belgium.

14.	CONFIDENTIALITY

14.1	The Employee undertakes not to make use of or divulge any information and data regarding the Employer or the activities of the Employer and any group companies and related companies, parent entities, subsidiaries, affiliates and predecessor entities and each of their respective shareholders, directors and officers provided however that this information and data are confidential or that the Employer has asked the Employee to keep this information and data confidential.

In the event the Employee breaches this confidentiality obligation, he shall pay an amount equal to EUR 50,000 per breach as damages, plus EUR 5,000 for each day the violation continues after the date of the initial breach, without prejudice to the Employer’s right to claim damages for any actual harm suffered. This compensation represents a reasonable assessment of the damage the Employer would sustain due to violation of this confidentiality obligation.

14.2	The Employer and the Employee agree that the existence and content of the present agreement are strictly confidential.

This confidentiality obligation does not prevent the Employer from communicating the terms and conditions of the present agreement:

•	to its legal and financial counsel;

•	to third parties, insofar this is necessary to execute the payments;

•	to its board of directors and senior management;

•	to its legal and/or HR department;

•	to the public authorities, as required by law;

•	to the US SEC (filing this agreement and description in a public filing)

•	as required by court order or applicable law.

This confidentiality obligation does not prevent the Employee from communicating the terms and conditions of the present agreement:

•	to his legal and financial counsel;

•	to his immediate family;

•	as required by court order or applicable law.

Prior to any communication, the third party must commit to keep the information received confidential, unless ordered otherwise by a court.

14.3	The Parties agree that this agreement may be used as evidence in subsequent litigation in which either Party alleges a breach of this agreement.

15.	NONCOMPLIANCE

15.1	The Parties agree that in the event of noncompliance by either party with the obligations arising from this agreement, the only possible remedy is specific performance.

15.2	The Parties agree that rescission of the present agreement in return for compensation, in accordance with article 1184(2) of the Civil Code, is not possible.

16.	MISCELLANEOUS

16.1	This agreement contains all of representations, obligations, understandings and conditions made between the Parties, and no other representations, obligations, understandings or conditions exist between the Parties except as expressly set forth herein. This agreement may only be amended, modified, or changed with the written consent of both Parties.

16.2	Should a court find any term, condition, section or portion of this agreement to be unreasonable or unenforceable, this will not effect the remaining terms, conditions, sections or portions of this agreement, which will continue in full force and effect.

17.	APPLICABLE LAW AND JURISDICTION

17.1	This agreement shall be governed by and construed in accordance with Belgian law.

17.2	All disputes regarding the interpretation and performance of this agreement shall be submitted to the exclusive jurisdiction of the Belgian courts.

IN WITNESS WHEREOF, the Parties have caused this agreement to be executed on 29th December 2011 in Feluy, in two original copies, each party acknowledging receipt of one.

/s/ Richard D. Rose	/s/ C.H.S. (Kees) Majoor
The Employer	The Employee
Name: Richard D. Rose
Title: Legal Representative, Senior Vice President, General Counsel and Secretary
(signature, date, name, initials on each page)
(signature, date, name, position, initials on each page)

Annex I: Draft communication

Further to a difference in opinion between the Calgon Board and Mr Kees Majoor, the parties have decided to separate amicably on 6 January 2012.